Mail Stop 04-05

						October 17, 2005


via facsimile and U.S. mail

Mr. Randy J. Vest
Vice President and Controller
Kimberly-Clark Corporation
P. O. Box 619100
Dallas, Texas

	Re:	Kimberly-Clark Corporation
		Form 10-K for the year ended December 31, 2004
		File No. 001-00225

Dear Mr. Vest:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							William Choi
							Branch Chief


Randy J. Vest
Kimberly-Clark Corporation
August 19, 2005
page 4




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE